Exhibit 99.1

STATE OF NEW HAMPSHIRE

PUBLIC UTILITIES COMMISSION

DE 21-030

UNITIL ENERGY SYSTEMS, INC.

Request For Change in Rates

Order Approving Settlement Agreement, In Part, and Approving Permanent Rates

O R D E R     N O. 26,623

May 3, 2022

This order approves a permanent distribution rate increase for Unitil Energy Systems of $6.33 million, effective for service rendered on or after June 1, 2022, to be reconciled back to June 1, 2021, the effective date of temporary rates approved in Order No. 26,484. All Unitil customers, including those customers who take energy service from competitive suppliers, pay distribution rates. The change in distribution rates will coincide with other rate changes on June 1, 2022, that factor into a customer’s monthly bill. The increase in distribution rates will cause the total monthly bill of an average residential ratepayer to increase by approximately $2.70 or 1.6 percent over the temporary rates approved by Commission Order No. 26,484 (May 27, 2021). These temporary rates, in turn, increased an average residential ratepayer’s bill by approximately $2.30 per month; therefore, the rates approved by the Commission throughout this proceeding will have increased such a ratepayer’s bill by approximately $5.00, or 4.1 percent.

The approval of this rate increase is made pursuant to the terms of a settlement agreement entered into by parties in this proceeding, and submitted to the Commission for its consideration. This order approves most, but not all, of the features of this settlement agreement, including a new revenue decoupling mechanism that guarantees the Company’s revenue within a range in exchange for eliminating loss-based revenue, with any differences beyond the range rolled over to the following year.

I.	CONTINUED PROCEDURAL HISTORY

The procedural history for the earlier phases of this docket is described in Order No. 26,484 (May 27, 2021), approving temporary rates for Unitil Energy Systems, Inc. (Unitil, or the Company), pursuant to a settlement agreement. That Order approved a temporary increase of $4,451,667 in Unitil’s annual electric distribution revenues, effective June 1, 2021, to be reconciled with the permanent rates ultimately approved in this proceeding. The Company also filed a Motion for Protective Order on April 2, 2021, and further modified its motion on May 5, 2021.

Following the Commission’s issuance of Order No. 26,484, the parties to this proceeding engaged in multiple rounds of discovery and technical sessions to review Unitil’s permanent rate proposals. On November 23, 2021, the New Hampshire Department of Energy (DOE), the Office of the Consumer Advocate (OCA), Clean Energy New Hampshire (Clean Energy), Conservation Law Foundation (CLF), and ChargePoint Inc. (ChargePoint) filed written testimony delineating their positions on the Company’s filing. Certain parties engaged in settlement discussions regarding the matters under consideration in January and February 2022.

On February 11, 2022, the Company moved for leave to file a late-filed Settlement Agreement on Permanent Distribution Rates (Settlement Agreement), entered into by Unitil, the DOE, the OCA, the New Hampshire Department of Environmental Services (NHDES), Clean Energy, and ChargePoint (collectively, “Settling Parties”). The Company filed further attachments to the Settlement Agreement on February 14, 2022. Following a series of motions and procedural orders, the Commission scheduled a hearing on the merits of the Settlement Agreement for

March 3, 2022, by a procedural order dated February 24, 2022. As part of the terms of the Settlement Agreement, on February 28, 2022, the Company made its first Petition for Step Adjustment filing, with rates to be effective on June 1, 2022. Also, on February 28, 2022, Unitil filed a Motion for Confidential Treatment and Protective Order for certain information submitted by the Company to the Commission during the pendency of this proceeding, as discussed below.

The Commission held a final hearing in this matter as scheduled on March 3, 2022. See Transcripts of March 3, 2022 Public Hearing (Tr.), Morning (Tr.-A.M.) and Afternoon (Tr.-P.M.) Sessions. Subsequently, on March 4, 2022, the Commission issued a procedural order making several record requests and granting leave for the parties to submit closing statements regarding the Settlement Agreement. The DOE, Clean Energy, the OCA, and the Company submitted closing statements on March 11, 2022.

The petition and subsequent docket filings, other than any information for which confidential treatment is requested of or granted by the Commission, are posted on the Commission’s website at https://www.puc.nh.gov/Regulatory/Docketbk/2021/21-030.html

II.	UNITIL MOTIONS FOR PROTECTIVE ORDER RELATED TO INITIAL PETITION AND DISCOVERY RESPONSES

Unitil filed a Motion for Protective Order, pursuant to the terms of RSA 91-A, on April 2, 2021. It subsequently modified its motion in a May 5, 2021, filing. On February 28, 2022, the Company filed a second Motion for Protective Order. In its motions, Unitil sought protection of various categories of what it termed to be confidential, commercial, or financial information, for which the Company claimed disclosure would be likely to cause competitive harm to the Company or its business counterparties or vendors. Unitil also sought protection for certain personnel information, including compensation details, for which it asserted that disclosure would be likely to cause competitive harm to Unitil.

The Company also sought protection for certain individual customer data, pursuant to the terms of RSA 363:37, RSA 363:38, and RSA 91-A. These materials for which the Company sought confidential treatment and protection by the Commission under its statutory responsibilities were submitted by Unitil within its original petition, its discovery responses to various parties during the course of this proceeding, and in its Settlement Agreement-related accounting schedules. Interested parties may review the details of Unitil’s motions and related filings, including the specific categories of information for which protective treatment was sought, on the Commission’s website.1

III.	TERMS OF THE SETTLEMENT AGREEMENT

The Settlement Agreement, as presented to the Commission for its consideration together with various attachments, incorporates the following rate-making elements: Distribution Rate Changes, Including Step Increases (Section 2); Cost of Capital and Capital Structure (Section 3); Revenue Decoupling Mechanism (Section 4); specific provisions for Step Adjustments (Section 5); Tariff Changes and Rate Design, including Time of Use (TOU) Rates (Section 6); Electric Vehicle Program Infrastructure Proposal and Marketing, Communications, and Education Plan (Section 7);

[1]

Company’s April 2, 2021 Motion For Protective Order and Confidential Treatment:
https://www.puc.nh.gov/Regulatory/Docketbk/2021/21-030/INITIAL%20FILING%20-%20PETITION/21-030_2021-04-02_UES_MOTION
_PROTECTIVE_ORDER.PDF
Company’s May 5, 2021 Filing of Modification:
https://www.puc.nh.gov/Regulatory/Docketbk/2021/21-030/LETTERS-MEMOS-TARIFFS/21-030_2021-05-05_UES_CVR_LTR_WITHDRAWS
_MOTION_CONF_TREATMENT_SCH_REV_ATT_SUPP_FILING_ REQ.PDF
Company’s February 28, 2022 Motion For Protective Order and Confidential Treatment:
https://www.puc.nh.gov/Regulatory/Docketbk/2021/21-030/MOTIONS-OBJECTIONS/21-030_2022-02-28_UES_MOTION
-CONFIDENTIAL-TREATMENT.PDF

Storm Resiliency Program and Vegetation Management Plan (Section 8); Arrearage Management Program (Section 9); Recoupment and Rate Case Expense (Section 10); Miscellaneous Provisions (Section 11).

The Settlement Agreement proposes, under Section 2, that effective April 1, 2022, on a service-rendered basis, an increase of $6,326,330 in Unitil’s distribution revenues to recover the Company’s distribution revenue deficiency agreed to by the Settling Parties. This would reflect a net increase of $1,874,663 from temporary rates in effect since June 1, 2021, which reflected an increase of $4,451,667 as authorized by the Commission in Order No. 26,484. This proposed rate increase would represent an increase of 2.3 percent of the Company’s total revenues or 10.9 percent of distribution revenues.

Section 2 of the Settlement Agreement further proposes that following the initial rate change, the Company would file for two additional annual Step Adjustments to rates on June 1, 2022, and June 1, 2023, also effective on a service-rendered basis. The Settlement Agreement specifies that the first step increase filing, which would contain actual investments completed and placed in service in 2021, would be for a revenue requirement amount not exceeding $1,377,331.

The Settling Parties, including the Company, also agree that the second step increase filing “will be based on a 2022 non-growth investment level no more than $26,738,022.” Settlement Agreement at 3. As part of Section 2, the Company also commits to not file a distribution rate case before January 1, 2024.

Section 3 of the Settlement Agreement outlines a proposed capital structure and cost of capital position for the Company as set forth in the table below, which incorporates a proposed 9.2 percent return on equity:

	Component Percentage	Cost	Weighted Cost	Tax Factor	Pre-Tax Cost
Common Equity	52.00%	9.20%	4.78%	1.371422	6.56%
Long-Term Debt	48.00%	5.49%	2.64%		2.64%
Total	100.00%		7.42%		9.20%

The table above may be further explained as follows. The Weighted Cost of Capital is derived by the Company, as for all regulated utilities, by multiplying the cost of capital by the Component Percentage of each capital element. Here, for Common Equity, a Component Percentage of 52.0% = 0.52 multiplied by 9.20%, which produces a Weighted Cost of 4.78%. Likewise, for long-term debt, the Component Percentage of 48.0% = 0.48 multiplied by 5.49% produces a Weighted Cost of 2.64%. When summed together, this produces a Total Weighted Cost of Capital for the Company of 7.42%. This percentage figure is multiplied with the Company’s total rate base of $223,632,999, as proposed by the Settlement Agreement, for an “Income Required” line item of $16,593,569. See Settlement Agreement Attachment 1, available here: https://www.puc.nh.gov/Regulatory/Docketbk/2021/21-030/LETTERS-MEMOS-TARIFFS/21-030_2022-02-14_UES_ATT-SETTLEMENT
-AGREEMENT.PDF

This, in turn, is compared with the Company’s Adjusted Net Operating Income for the Test Year (2020), in this case, $11,980,599. Here, when the Adjusted Net Operating Income is subtracted from the Income Required, a Deficiency of $4,612,970 is produced. The impact of income taxes is calculated by the Company in its supporting accounting schedules to the Settlement Agreement, and in this instance, it has been presented as the “Tax Factor” multiplier of 1.371422 presented in the table above. When the Deficiency of $4,612,970 is multiplied by the Tax Factor of 1.371422, it produces the proposed Revenue Deficiency of $6,326,330. Multiplying the Weighted

Cost of Equity Capital by the Tax Factor, and carrying forward the Weighted Cost of Long-Term Debt unchanged (because of the differing income tax treatment of debt) produces the Pre-Tax Cost of Capital figures in the right-hand column, which, when summed together, produces the “headline” rate of return proposed for the Settlement Agreement of 9.2 percent.

Section 4 of the Settlement Agreement outlines a new Revenue Decoupling Mechanism (RDM), substantially as proposed in the initial pre-filed testimony of Unitil witness Timothy Lyons, subject to the adjustments specified in the Settlement Agreement. The Settling Parties agree that the RDM would be implemented at the proposed effective date of the new permanent rates (proposed as April 1, 2022). At that time, the Company would cease accruing Lost Base Revenue due to energy efficiency and displaced revenue for net metering and would transition to decoupling as described in the April 2, 2021, Testimony of Christopher Goulding and Daniel Nawazelski at Bates pages 128–30 and explained in the response to Staff 1-9 provided as Settlement Attachment 6.

The Settling Parties outline the technical details of how the RDM is to operate on pages 5–6 of the Settlement Agreement. One element, presented in Subsection 4.3 of the Settlement Agreement, is a “cap” on the revenue decoupling adjustment (RDA) mechanism. The Settlement Agreement proposes that Unitil is to implement an RDA cap of 3.0 percent of distribution revenues for each rate group2 over the relevant measurement periods for over- and under-recoveries. The deferral and carrying interest treatment for the RDA figures outside of the “cap” are further specified in Subsection 4.3. Settlement Agreement at 6.

[2]	The rate groupings to be established by the Company for the RDM structure are discussed in Subsection 4.2.2 of the Settlement Agreement.

Subsection 4.5 of the Settlement Agreement also outlines a special feature of the RDM in connection with the RiverWoods retirement community in Exeter. RiverWoods is implementing, consistent with a waiver granted by the Commission in Docket No. DE 19-114, master metering at its facility and the conversion is expected to replace approximately 200 residential meters with 3 or 4 Rate G2 meters. The Settling Parties indicate that this would have an effect on the implementation of the Company’s RDM proposal. In light of this, the Settling Parties stipulate that Unitil would adjust its actual customer counts to account for the change in RiverWoods’ metering structure as part of its RDM calculation as follows: Unitil shall add back the number of residential customers lost and remove the number of G2 customers added as the conversions occur. Settlement Agreement at 7.

In Section 5 of the Settlement Agreement, the Settling Parties present the technical features of how the Step Adjustments would be calculated and incorporate 2021 and 2022 investments in physical plant. Settlement Agreement at 7–10. Both investment years would be calculated as being concurrent with each calendar year (January 1, 2021–December 31, 2021; January 1, 2022–December 31, 2022).

In Section 6, the Settling Parties agree that the Company shall limit the revenue deficiency allocated to Unitil’s residential rate class, Rate Schedule D, to 125 percent of Unitil’s overall average revenue increase, or an increase of 13.62 percent from test year distribution revenues. The remainder of the revenue deficiency is proposed to be allocated to the Company’s general service commercial and industrial rate classes, Rate Schedule G, based on an equal percentage increase of 8.21 percent from test year distribution revenues. A schedule showing the allocation of the revenue deficiency and resulting permanent rates is provided in Settlement Attachment 7.

Subsection 6.2 of the Settlement Agreement states that the customer charges for all Rate Schedules shall remain at the current levels until the Company’s next base distribution rate case. The revenue increase for each class shall be recovered from distribution, demand, and energy charges, as applicable.

Subsection 6.3 of the Settlement Agreement specifies that for the step increases described in Section 5 of the Settlement Agreement, the revenue requirement increase shall be applied proportionately to all customer classes except outdoor lighting based on distribution revenue, using current distribution rates and test year billing determinants established in this proceeding. The increase would be collected proportionately through distribution demand, or energy charges, as applicable for all rate classes, except for outdoor lighting classes. The demand and energy distribution rates for the Residential Whole House TOU and Residential and General Service EV rate classes, discussed below, shall be adjusted by the same percentage as the corresponding rate class, and the rate calculation methodology, the Settlement Agreement specifies, must be maintained as approved.

Subsection 6.4 of the Settlement Agreement states that the Company is to employ the “Basic Customer” classification method in its next base distribution rate case to apportion distribution costs as part of its cost-of-service study. The Settling Parties also agree that the Company is not precluded from also presenting the “Minimum System Method” or any other classification methodology in its next distribution rate case, nor is the Company precluded from advocating for a classification methodology different from the “Basic Customer” classification methodology in its next base distribution rate case. Settlement Agreement at 11.

Subsection 6.5 of the Settlement Agreement presents a proposal for Electric Vehicle (EV) TOU Rates. This new proposed rate feature outlines three new categories of TOU rates for EV charging: (1) TOU-EV-D (Domestic TOU for EV charging); (2) TOU-EV-G2 (small general service EV TOU charging, for less than 200 kVA applications); (3) TOU-EV-G1 (large general service EV TOU charging, for greater than 200 kVA applications). The Settlement Agreement cross-references the Commission’s review proceeding in Docket No. DE 20-170, and specifies that the Company’s EV TOU Rate proposals “shall be implemented consistent with the Commission’s final order in the DE 20-170 proceeding.” Settlement Agreement at 12.3

Likewise, Subsection 6.6 of the Settlement Agreement indicates that a new Residential Whole House TOU rate would be implemented by the Company subject to the parameters of Company’s EV TOU Rate, as approved by the Commission. Specifically, the Settling Parties agree that “…the Residential Whole House TOU rates shall be the same as the Domestic TOU rate for EV charging, as updated from time to time, except that the customer charge for the Whole House TOU rate shall be the same as the customer charge for regular residential service… [t]he Settling Parties also agree that the Residential Whole House TOU rates shall take effect at the same time as the residential EV TOU rates, pending in [Docket No.] DE 20-170. However, if no rate is yet approved in DE 20-170, then these residential Whole House TOU rates shall be implemented no later than August 1, 2022.” Settlement Agreement at 12.

Subsection 6.7 of the Settlement Agreement outlines certain proposed technical provisions relating to the Company’s Outdoor Lighting rate tariffs. Specifically, the Company would file a new or revised LED Outdoor Lighting Service tariff, which would “align more closely” with the Liberty Utilities LED-2 tariff and Eversource Energy’s EOL tariff rates “…to allow options for municipalities to install advanced lighting

[3]	The Commission issued an order in Docket DE 20-170, Order No. 26,604 (April 7, 2022) approving TOU rates pursuant to a settlement presented in that docket.

controls and to allow municipalities to own and maintain lighting fixtures.” Settlement Agreement at 13. The Settling Parties also agree that the Company would break out LED and non-LED information in the tariffs, cost-of-service studies, and revenue requirement schedules submitted as part of the Company’s next base distribution rate case if the test-year non-LED lights constitute more than 20 percent of all lighting fixtures deployed on the Company’s system. Also, the Settling Parties agree that Unitil would remove the unreimbursed, undepreciated value of the non-LED lights related to the City of Concord street lighting conversion from the second step adjustment proposal, to be effective on June 1, 2023.

Section 7 of the Settlement Agreement presents a new “Electric Vehicle Program Infrastructure Proposal and Marketing, Communications, and Education Plan.” Under Subsection 7.1, the Settling Parties agree that “[t]he Company may offer rebates of up to $600 for the procurement and installation of smart, managed Level 2 chargers to 250 residential EV TOU customers in the manner described in Exhibit CSV-1 to the Company’s Initial Filing. The EV program is not part of the Company’s energy efficiency program. The Company shall recover actual rebate costs through the Company’s External Delivery Charge, Schedule EDC.” Settlement Agreement at 13–14.

The Settling Parties further agree that the Company shall perform an alternative metering feasibility assessment in connection with its residential EV TOU rate and infrastructure offering. Unitil would file a report with the results of its proposed alternative metering feasibility assessment pilot once at least 50 customers have enrolled and at least 6 months of usage data has been collected from those 50 customers. The Settling Parties further agree to review data and analysis from Unitil’s alternative metering feasibility assessments pilot once completed, and then would hold a technical session to consider pilot expansion or full program offerings. The Company would also notify the Commission and the Settling Parties when 50 customers have been enrolled.

Subsection 7.2 of the Settlement Agreement specifies that Unitil is to implement “a public ‘make ready’ electric vehicle infrastructure program.” Settlement Agreement at 14. It is specified that the Company would provide make-ready infrastructure to support up to four third-party owned and operated Direct Current Fast Charging (DCFC) stations in the Unitil service territory with approximately six DCFC plugs/ports at each respective station site. Unitil would recover the cost of DCFC make-ready investments via a regulatory asset in a future rate case, with balance accruing carrying charges at the monthly Prime Rate, with no revenue offset to the balances.

Also, the Settlement Agreement states that Unitil is to provide make-ready infrastructure to support up to twenty (20) third-party owned and operated Level 2 public charging sites in its service territory with approximately ten third-party owned and operated Level 2 plugs/ports at each respective site. Unitil, under the terms of this proposal, would also be able to provide make-ready infrastructure to support third-party owned and operated Level 2 pole-mounted EV chargers, with a non-binding construction target of up to 20 chargers. These pole-mounted chargers would be in addition to the 20 Level 2 public charging sites discussed previously. The Settlement Agreement specifies that the Company would recover the costs of Level 2 make-ready investments via a regulatory asset in a future rate case, with balances accruing carrying charges at the monthly Prime Rate, with no revenue offset to the balances.

Subsection 7.2.3 of the Settlement Agreement further specifies that “[t]he Company may spend up to $2,362,000 to provide the make-ready infrastructure described above, with spending limits for each category of infrastructure as follows: $572,000 for DCFC stations; $1,540,000 for Level 2 public charging sites; and $250,000 for pole-mounted Level 2 charging sites.” Settlement Agreement at 15. Furthermore, Subsection 7.3 of the Settlement Agreement stipulates that the Company “…may spend up to $300,000 to implement the proposed EV and TOU Marketing, Communications, and Education Plan over five years, as set forth in Exhibit CSV-1 to the Company’s Initial Filing. The Company shall recover these costs through the Company’s External Delivery Charge, Schedule EDC.” Settlement Agreement at 15.

Section 8 of the Settlement Agreement outlines a “Storm Resiliency Program and Vegetation Management Program” feature. The Settling Parties, in Subsection 8.1, stipulate that the total amount of funding in base rates for the Vegetation Management Program (VMP), Reliability Enhancement Program (REP), and the Storm Resiliency Program (SRP) would be approximately $5.28 million, until changed in a future base distribution rate case.

The Settling Parties also propose that Unitil will continue the SRP until the Company’s next distribution rate case filing, at which time the SRP would be reviewed for consideration. Settlement Agreement at 15. The amount of funding in the base rates allocated to the SRP beginning in 2023 is proposed to be reduced by $384,690 to a funding level of $1,081,000, until changed in a future base distribution rate case. The reduction in funding would be effective on January 1, 2023, and included in the EDC reconciliation process. Id.

Also, under Subsection 8.1.2 of the Settlement Agreement, the Settling Parties stipulated that within “…six months of the Commission’s approval of this Settlement Agreement Unitil, [the DOE], and the OCA shall confer to develop metrics to measure the annual benefits of the SRP and a form of report to convey the results of the metrics on an annual basis. The annual report shall be filed with [the DOE], OCA, and the Commission and may be used to evaluate the continuation of the SRP in the Company’s next distribution rate case.” Settlement Agreement at 16.

The Settling Parties propose a new “Arrearage Management Program” in Section 9 of the Settlement Agreement. As initially proposed by the Company in its testimony (of Ms. Carole A. Beaulieu), the Arrearage Management Program is to be open to all customers coded as “financial hardship” consistent with the Commission’s Puc Chapter 1200 Rules. Those financial hardship customers shall be deemed eligible for the program if they have past due balances of $150 or greater, 60 days or more past due. Further details of the program are presented in Subsections 9.2, 9.3, and 9.4 of the Settlement Agreement. The Settling Parties noted their expectation that the Arrearage Management Program would incur approximately $440,000 in “annual revenue attributable to the implementation” of the program, that is, incremental program costs. Settlement Agreement at 17.

Recoupment and rate case expense matters are outlined in Section 10 of the Settlement Agreement. Settlement Agreement at 17. Subsection 10.1 defines “Recoupment” as the difference between distribution revenue at temporary rates and permanent rates, to be recovered over one year within Schedule EDC through the External Delivery Charge, a uniform rate per kWh, in the Company’s next scheduled EDC rate change effective August 1, 2022. For rate case expenses, the Settling Parties stipulate in Subsection 10.2 that “the Company may recover the just and reasonable rate case expenses incurred by the Company in the preparation and presentation of its filing, and the regulatory proceeding expenses incurred by the Commission, [DOE], and the OCA and charged to the Company in this docket.” Also, “[o]n or before May 1, 2022, Unitil shall file with the Commission for its review and approval the final actual amount of rate case expenses.”

Section 11 of the Settlement Agreement outlines Miscellaneous provisions regarding: (i) Working Capital, External Delivery Charge (Subsection 11.1); (ii) COVID-Related Waived Late Payment Fees (Subsection 11.2); (iii) Bad Debt (Subsection 11.3); (iv) Matter Communications (Formerly Calypso) Invoices, totaling $91,450 (Subsection 11.4); (v) Wheeling Revenue; (vi) Property Taxes (Subsection 11.6); (vii) Concord Downtown Conversion Project Load Reporting (Subsection 11.7); (viii) Regulatory Assessment (Subsection 11.8); (ix) Excess Accumulated Deferred Income Taxes (Subsection 11.9); (x) Excess Accumulated Deferred Income Tax from 2018-2020 in the amount of $2,644,590, to be returned to customers starting on August 1, 2022 (Subsection 11.10); (xi) Depreciation (Subsection 11.11); (xii) Active Hardship Protected Accounts (Subsection 11.12). Settlement Agreement at 18–21.

The Settlement Agreement presents the resulting class revenue requirement targets and final distribution rates (for implementation on April 1, 2022), in Settlement Attachment 9. Bill impacts from the distribution rates, as proposed within the Settlement Agreement, are summarized in Settlement Attachment 10. Bill impacts for various usage levels are provided in Settlement Attachment 11. Proposed Tariff pages for Unitil, modified to reflect the terms of the Settlement Agreement, are provided in Settlement Attachment 12.

IV.	POSITIONS OF THE PARTIES REGARDING THE SETTLEMENT AGREEMENT

A. Unitil

In addition to Unitil being a signatory to the Settlement Agreement, the Company, through its employees’ oral testimony at the March 3, 2022 hearing, its March 11, 2022 written Closing Statement, and its responses to the Commission’s Record Requests issued at hearing, provided additional explanations, elaborations, and support for the Settlement Agreement pertaining to the Company’s rates.

Of particular interest were three matters discussed by the Company at hearing: (1) the exact nature of the proposed Unitil capital structure presented as part of the Settlement Agreement; (2) the significance of the RDM (decoupling) proposal to the Company’s business strategy; and (3) the long-term trends related to the Company’s capital investments. Further explanation regarding the Company’s rationale for the “Arrearage Management Program” was also provided. Tr.-P.M. at 58–61.

At hearing, the Company’s witnesses (Messrs. Todd Diggins, the Company’s Treasurer, and Robert Hevert, the Company’s Chief Financial Officer) provided clarification of how short-term debt was excluded from the calculation of debt for the Unitil-proposed debt-to-equity ratio proposed as part of the Settlement Agreement. Tr.-A.M. at 102–07. Mr. Diggins explained that the Company’s practice is to exclude short-term debt in its debt-to-equity ratio calculations in ratemaking, in keeping with some similarly situated peer utilities, because of the management philosophy that, as short-term debt is not used to finance the long-lived Company investments in its rate base, its exclusion is an appropriate practice. Tr.-A.M. at 103. Mr. Hevert concurred with Mr. Diggins’s explanations, and reiterated that the Company’s management philosophy was to use long-term debt or equity to finance rate base investments. Tr.-A.M. at 105–07.

Mr. Tim Lyons, and other witnesses, for Unitil provided additional explanation of the Company’s view that the RDM mechanism represented a reasonable approach to the sharing of risk between the Company’s customers and investors in a variety of business conditions; that the RDM mechanism, at its essentials, represented a revenue-smoothing (or stabilizing) mechanism; and that investors in the current utility investment sphere looked to decoupling as a “best practices” approach to the management of risk and the provision of steady revenue outcomes. Tr.-P.M. at 15–25. The Company’s witnesses, including Mr. Hevert, also indicated that approval of the RDM would enhance the Company’s ability to attract equity investors and issue debt at favorable rates because of these attributes. Id.

The Company’s witnesses engaged in extensive interrogatories with the Commission regarding its long-term capital investment trends, for both what it classifies as “growth,” and “non-growth” investments into its rate base. Tr.-P.M. at 4–7; passim. More detailed information was provided to the Commission regarding this issue in its written record request responses. See, e.g., Attachment 1, Unitil Response to Commission Record Request RR 1-005 and RR 1-006.

Unitil, at hearing and in its closing statement, stated that in its view, approval of the rates and ratemaking features proposed as part of the Settlement Agreement would be just and reasonable and in the public interest. See Company Closing Statement, March 11, 2022.

B. DOE

The DOE, as a signatory to the Settlement Agreement, reiterated its support for the Commission’s approval of same through the oral testimony of its personnel at hearing and its March 11, 2022, Closing Statement. The DOE’s response to the Commission’s Record Request RR 1-009, relating to the Company’s capital structure proposed as part of the Settlement Agreement, was congruent to that of Unitil on this question. DOE witness Dr. Randall Woolridge, in his written response to Record Request RR 1-009, stated: “…in the context of the entire settlement, including specifying an ROE of 9.2% and providing for a revenue increase of $6.3 [million], it is reasonable to specify a rate making capital structure that excludes short[-]term debt in this case, because it results in rates that, in [DOE’s] opinion, are just and reasonable…the ROE presented in this case of 9.2% is not impacted by the exclusion of [short-term debt] in the rate making capital structure specified in the settlement.”4

The DOE also stated, at hearing, and in its written closing statement, that in its view, the Commission’s approval of the proposal presented in the Settlement Agreement would be just and reasonable and in the public interest. See Tr.-A.M. at 60–61; Department of Energy Closing Statement, March 11, 2022.

The DOE, in its oral testimonial presentation at the March 3, 2022 hearing, led by Ms. Elizabeth Nixon of the DOE Regulatory Support Division, and Ms. Donna H. Mullinax, consultant to the DOE, were part of the Settling Parties’ witness panel. Other DOE witnesses were not available due to purported scheduling conflicts. See Tr.-A.M. at 15–16. The DOE did make its other witnesses available for Commission interrogatories by means of responses to Commission written record requests. Id.

C. OCA

The Office of the Consumer Advocate was represented by Donald M. Kreis, Esq., the Consumer Advocate himself, but no OCA witnesses were made available at the March 3, 2022, hearing. See Tr.-A.M. at 115–16. Nonetheless, the OCA indicated its strong support for the Settlement Agreement at the hearing, which was echoed by the written statement filed by the OCA on March 11, 2022. This written statement focused on the OCA’s support for the RDM decoupling mechanism, the cost-of-service study methodology, the cost of capital, and other features of the Settlement Agreement. See OCA Closing Statement, March 11, 2022.

[4]	This Record Request response may be found here: https://www.puc.nh.gov/Regulatory/Docketbk/2021/21-030/LETTERS-MEMOS-TARIFFS/21-030_2022-03-11_NHDOE_RECORD-REQUEST -RESPONSE.PDF

D. Clean Energy

Clean Energy, in its March 11, 2022, closing statement, outlined its support for the Settlement Agreement’s approach to EV issues, in particular, the make-ready and charging equipment proposals, and revenue decoupling. Clean Energy Closing Statement, March 11, 2022. Clean Energy’s representative, Mr. Chris Skoglund, appeared virtually at the March 11, 2022, public hearing, but did not speak.

E. ChargePoint

Mr. Matthew Deal of ChargePoint appeared to provide testimony in support of the Settlement Agreement’s EV-related proposals at the March 3, 2022, public hearing, See Tr.-P.M. at 38, but did not speak. ChargePoint filed a written closing statement supporting the Settlement Agreement’s EV-related proposals on March 11, 2022.

F. Other Parties

The NHDES, though a signatory to the Settlement Agreement, did not send a representative to the March 3, 2022 public hearing, nor did it file a written closing statement in support of the Settlement Agreement. Tr.-A.M. at 8. CLF did not sign the Settlement Agreement, nor did it have a representative attend the March 3, 2022, public hearing, Tr.-A.M. at 7, but CLF sent a letter generally supporting the Settling Parties’ approach to the EV issues on February 14, 2022. Approved intervenor The Way Home did not sign the Settlement Agreement, nor did it participate in the March 3, 2022, public hearing. ReVision Energy, though not an intervenor in this proceeding, filed a public comment letter in support of the Settlement Agreement’s EV-related proposals on March 10, 2022.

V.	COMMISSION ANALYSIS

A. General Standards of Review

The Commission is authorized to fix rates after a hearing, upon determining that rates, fares, and charges are just and reasonable. RSA 378:7. In circumstances where a utility seeks to increase rates, the utility bears the burden of proving the necessity of the increase pursuant to RSA 378:8. In determining whether rates are just and reasonable, the Commission must balance the customers’ interest in paying no higher rates than are required against the investors’ interest in obtaining a reasonable return on their investment. Eastman Sewer Co., Inc., 138 N.H. 221, 225 (1994). In this way, the Commission serves as arbiter between the interests of customers and those of regulated utilities. See RSA 363:17-a; see also Pub. Serv. Co. of N.H. d/b/a Eversource Energy, Order No. 26,433 at 18 (December 15, 2020); EnergyNorth Natural Gas, Inc. d/b/a National Grid N.H., Order No. 25,202 at 17 (March 10, 2011).

Informal disposition is encouraged and may be made of any case at any time prior to the entry of a final decision or order. RSA 541-A:31,
V(a), :38. New Hampshire Code of Administrative Rules Puc 203.20(b) requires the Commission to determine, prior to approving a settlement, that the settlement results are just and reasonable and serve the public interest.

The Commission encourages parties to attempt to reach a settlement of issues through negotiation and compromise, as it is an opportunity for creative problem solving, allows the parties to reach a result more in line with their expectations, and is often a more expedient alternative to litigation. Pub. Serv. Co. of N.H. d/b/a Eversource Energy, Order No. 26,433 at 18 (December 15, 2020); EnergyNorth Natural Gas, Inc. d/b/a National Grid N.H., Order No. 25,202 at 18 (March 10, 2011). Even when all parties join a settlement agreement, the Commission cannot approve it without independently determining that the result comports with applicable standards. Id. As the Settlement Agreement pertains to a rate case, the underlying standard the Commission applies is whether the resulting rates are just and reasonable. RSA 378:7. In addition, RSA 378:28 is an applicable standard in setting permanent rates, as are other statutory standards governing the Commission’s decision-making process.

Though we were disappointed with the limited availability of witnesses from the DOE and OCA—we expect parties that provided testimony to make all witnesses available in future proceedings—we do appreciate the thorough Record Request responses we received, and the thoughtful, informative testimony provided by Unitil’s representatives at hearing.

B. Distribution Rate Increase

The Settlement Agreement calls for an overall base distribution rate revenue increase of $6.33 million. The revenue increase of $6.33 million will result in an approximately 1.6 percent increase in monthly bills over current approved temporary rates or an increase of $2.70 per month for a typical residential customer taking electric supply from Unitil and using 600 kilowatt hours per month.5 This increase provides for a return on equity of 9.2 percent, and a notional (or headline) capital structure of 52.0 percent equity and 48.0 percent debt, (as explained in further detail in Part IV. A. and B., above.

We compare these amounts to the revenue increase sought by Unitil in its initial filing (a revenue increase of approximately $11.99 million in base distribution rates). From that comparison, we understand that the amount of the revenue increase in the Settlement Agreement represents a negotiated amount that the Settling Parties

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These figures will likely be adjusted slightly to reflect the Commission-specified effective date for rates of June 1, 2022, compared with the Settlement Agreement’s proposed effective date of April 1, 2022 for the base distribution rate increase.

agree will provide the Company the revenues necessary to provide safe and reliable service. We find the compromise by the diverse parties, including the Department of Energy and the Office of the Consumer Advocate, to be an indication that the base distribution rate increase sought by the Settlement Agreement is reasonable. See Liberty Utility. (Granite State Elec.) Corp. d/b/a Liberty Utils., Order No. 25,638 at 15–16 (March 17, 2014).

We do note, based upon the Company’s testimony at the March 3 hearing, the schedules provided with the Settlement Agreement, and the responses to our Record Requests, that there is a degree of notionality to the debt/equity headline figures presented by the Settling Parties here, when the underlying accounting is examined forensically. Specifically, the Company excludes short-term debt from its calculations of its debt levels. That said, the underlying figures support a finding of justness and reasonableness to the resultant distribution rates produced by the Settlement Agreement (excluding the Step Adjustments and certain miscellaneous rate programs discussed below). Moreover, evidence was presented by the Company’s witnesses, and by Dr. Woolridge in his RR 1-009 Commission Record Request response on behalf of DOE, that a well-managed utility may exclude short-term debt from its debt level calculations under common business practice. See Response of Energy/Dr. Randall Woolridge to RR 1-009, response dated March 11, 2022.

Based on the evidence before us, we find the capital structure, overall rate of return, and return on equity to be reasonable, and reflective of the Company’s need to maintain investment market competitiveness. We also note that the return on equity would be within the scope of recent equity returns approved by the Commission, which is a reasonable, but by no means definitive, indication of an appropriate return on equity. See Bluefield Water Works & Improvement Co. v. P.S.C. of West Virginia, 262 U.S. 679 (1923) and F.P.C. v. Hope Natural Gas Co., 320 U.S. 591 (1944).6

[6]

For a survey of recently-approved return on equity figures granted within the context of Commission rate cases, see Public Service Company of New Hampshire d/b/a/ Eversource Energy, Order No. 26,433 (December 15, 2020) at 20.

In summary, with regard to the matter of base distribution rates, we have reviewed the record and conclude that the Settlement Agreement balances the interests of the customers’ interest not to pay rates that are higher than reasonably necessary and the investors’ interest in earning a reasonable return on their investment. See Eastman Sewer Co., 138 N.H. 221, 225 (1994). We find that all base utility rate investments that are the subject of this proceeding, with the exception of the Step Adjustment proposals and miscellaneous programs and rate features discussed below, have been prudently incurred and are used and useful in the provision of public utility service. See RSA 378:28 (prohibiting any return on any plant, equipment, or capital improvement not found to be prudent, used, and useful).

Accordingly, we find the resulting base distribution rates, are just and reasonable as required by RSA 374:2, RSA 378:7, and RSA 378:28, and that the settlement results as modified and conditioned by this order are just and reasonable and serve the public interest. We therefore approve the Settlement Agreement with regard to the matter of base distribution rates. Even so, we intend, as discussed in Part G. below, to keep focused on the issue of capital-investment cost containment for the Company and other electric and gas utilities in New Hampshire.

We further rule, as a matter of practicality, that this base distribution rate increase is to be effective for service rendered on or after June 1, 2022, to sync with the expected effective date of the first Step Adjustment for 2021 calendar-year investments (discussed below), and to allow time for the Company to comply with the terms of this order.

C. Revenue Decoupling

We next turn to the RDM proposed by the Settling Parties for implementation by the Company in Section 4 of the Settlement Agreement, as augmented by supporting schedules and proposed tariff pages. Although this proposed RDM is a new one for the Company’s electric utility operations, the Commission has approved revenue decoupling mechanisms for other New Hampshire utilities in the recent past. See Liberty Utils. (Granite State Elec.) Corp. d/b/a Liberty Utils., Order No. 26,376 (June 30, 2020); Liberty Utils. (EnergyNorth Natural Gas) Corp. d/b/a Liberty Utils., Order No. 26,112 (April 27, 2018).

Experience with these decoupling mechanisms has shown that decoupling is by no means a panacea for the various challenges of regulatory ratemaking,7 and accurate, careful implementation of an RDM program is of the utmost importance in ensuring its success. That said, it has become apparent since the advent of decoupling that when it is properly understood as a mechanism that adjusts the company’s revenue, within a range, in exchange for eliminating loss-based revenue, it can be a useful tool to balance company and customer interests. Moreover, the accounting and implementation of any RDM is subject to the Commission’s ongoing authority, under RSA 374:4 and allied statutes, to inspect, investigate, and rule on any discrepancies that may arise in RDM accounting and/or tariff provisions and to order reconciliation if found necessary after an investigation and hearing.

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“Electric utilities have successfully operated for over 120 years without the need for revenue decoupling. If the Commission chooses to not act on this request, UES can continue to be managed financially well without the proposed RDM. Electric utility investors understand that there will be good years and bad years in terms of revenue and earnings, and proper management of the electric utility includes managing this short-term risk.” See L. Blank (Consultant to DOE) Testimony, Bates page 11, here:
https://www.puc.nh.gov/Regulatory/Docketbk/2021/21-030/TESTIMONY/21-030_2021-11-23_NHDOE_TESTIMONY-BLANK.PDF

We find that Unitil has demonstrated that it possesses the acumen to properly manage an RDM program in the context of its electric utility operations. The Unitil RDM as proposed by the Settling Parties, including the “cap” feature presented in Subsection 4.3, is within the zone of reasonableness in the balancing of shareholder and ratepayer interests, and is expected to produce distribution rates that are just and reasonable when properly implemented. We further order that the effective date of the RDM be June 1, 2022, to correspond with the effective date of the other rate features approved by this order.

D. Step Increases

We now turn to the step increase proposals presented in Section 5 of the Settlement Agreement. In this order, we will approve the definitions provided in Subsection 5.1, the filing and investment year/rate year schedule provided in Subsection 5.2, and the other conceptual agreements provided in Subsections 5.3, 5.4, 5.5, and 5.6 with one exception. In Subsection 5.1.3, the Company calculated Change in Non-Growth Net Plant by multiplying the Change in Net Plant by the Percent of Non-Growth Net Plant. As discussed at hearing, the Company should subtract the actual Growth Net Plant figure from the Total Change in Net Plant figure to calculate the actual Change in Non-Growth Net Plant figure8. See Tr.-P.M. at 4–7.

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Settlement Attachment 2, Page 1 of 5, Line 12 Non-Growth % Change in Net Plant should be replaced with actual growth in plant (see Settlement Attachment 3 & Settlement Attachment 4) and be deducted from Change in Net Plant (Line 11) to calculate Non-Growth Change in Net Plant (Line 13).

We also note the stipulation of the cap figures presented within Subsections 2.2, 2.3, and 2.4 of the Settlement Agreement, and that of Subsection 5.4. Specifically, under Subsections 2.2 through 2.4, the Company’s first step increase request for 2021 investments would be for a revenue requirement amount not higher than $1,377,331, and the Settling Parties also stipulated that the second step increase request, for 2022 investments, “will be based on a 2022 non-growth investment level of no more than $26,738,022.” Settlement Agreement at 3. Furthermore, pursuant to Subsection 5.4 of the Settlement Agreement, “[c]hanges to distribution revenues…shall be limited to a rate cap of 2.5 percent of total revenue in the investment year, with revenue for externally supplied customers being adjusted by imputing the Company’s default service charges for that period. Any part of the rate adjustment that exceeds 2.5 percent of total revenues shall not be deferred for future recovery.” Settlement Agreement at 9.

These caps should serve as upper limits for consideration for any 2021 and 2022 step increase request filed by the Company, and not as “floors” or indicia of inherent reasonableness. Furthermore, notwithstanding Settlement Agreement Subsection 5.5, which stipulates that “[DOE] or the OCA may request that the Commission hold a hearing to determine whether the Step Adjustment should take effect as scheduled,” the Commission has a statutory right to hold a hearing regarding these step increase requests. To that end, the Commission will open Docket No. 22-026 to separately consider and rule upon the Company’s 2021 investment year step increase filing, and will hold a hearing regarding the same within this separate docket in May 2022.

E. Miscellaneous Rate Features, Including TOU Rates, and Customer Programs

For the TOU rate proposals presented in the Settlement Agreement, we reference Subsection 6.5, which states, “[t]he Settling Parties agree that Unitil’s EV TOU Rate Proposals shall be implemented consistent with the Commission’s final order in the [Docket No.] DE 20-170 proceeding,” and Subsection 6.6, ”[t]he Settling Parties agree that the Residential Whole House TOU rates shall be the same as the Domestic TOU rate for EV charging, as updated from time to time, except that the customer charge for the Whole House TOU rate shall be the same as the customer charge for regular residential service.” Settlement Agreement at 12. On April 7, 2022, the Commission issued Order No. 26,604, which modified Unitil’s TOU rate proposals pursuant to the terms of a separate settlement agreement. We incorporate this approval by reference here, and order the Company to implement its TOU rate features pursuant to the terms of Order No. 26,604.

Excluding the matters discussed specifically below, we also approve the miscellaneous provisions of the Settlement Agreement as just, reasonable, and in the public interest. For recoupment pursuant to Section 10 of the Settlement Agreement, we modify that provision to allow recoupment of the difference between distribution rates at temporary rates and approved permanent rates for the 12-month period June 1, 2021, through May 31, 2022; the recoupment recovery time period is to remain one year.

With regard to the proposed EV-related rebate, education, and “make-ready” programs presented in Section 7 of the Settlement Agreement, it is a settled principle that unreasonable cross-subsidization of expansionary business by an existing utility, or of one class or locality of utility customers by the general customer base of a utility, is to be avoided. See Liberty Utils. (EnergyNorth Natural Gas) Corp. d/b/a Liberty Utils., Order No. 26,109 at
15–22 (March 5, 2018); In re: Concord Steam Corp. Non-Gov’tl Customers, Order No. 26,017 at 11-12 (May 11, 2017); C. Julian Tuthill et al. v. Plaistow Elec. Light & Power Co., 8 N.H.P.S.C. 509, 510 (1922); see also Liberty Utils. (EnergyNorth Natural Gas) Corp. d/b/a Liberty Utils., Order No. 26,122 (April 27, 2018) at 37.

This precedent is undergirded by RSA 378:10, “[n]o public utility shall make or give any undue or unreasonable preference or advantage to any person or corporation, or to any locality, or to any particular description of service in any respect whatever or subject any particular person or corporation or locality, or any particular description of service, to any undue or unreasonable prejudice or disadvantage in any respect whatever.” At the same time, under RSA 378:11, “[t]he provisions of RSA 378:10 shall not require absolute uniformity in the charges made and demanded by public utilities when the circumstances render any lack of uniformity reasonable.” The Commission has discretion in balancing the need for fairness in avoiding cross-subsidization with ensuring the overall public interest. Liberty Utils. (EnergyNorth Natural Gas) Corp. d/b/a Liberty Utils., Order No. 26,122 at 37.

In reviewing the Section 7 proposals of the Settlement Agreement, we are struck by the level of expenditure contemplated for the Company: up to $150,000 in EV rebate spending for up to 250 residential EV TOU customers; up to $300,000 to implement the “EV and TOU Marketing, Communications, and Education Plan” over 5 years; and up to $2,362,000 to provide make-ready EV infrastructure of various types, for a total of more than $2.8 million in potential EV-related program costs associated with the Settlement Agreement.

These costs are not insignificant for an electric utility with only approximately 79,000 customers, for a customer group that, given the generally high cost of EVs compared to conventional automobiles, is small, and likely to be among the most affluent group of Unitil customers. See, e.g., Clean Energy Closing Statement at 2 (referring to current differential in EV-to-conventional automobile costs); Tr.-P.M.

at 48-58. Furthermore, we note that nearly all EVs are capable of on-board charging, using conventional 110-volt single-phase household current, see Tr.-P.M. at 50-58, and that businesses, municipalities, and institutions throughout New Hampshire are now offering fast-charging stations at their own cost, as a convenience to their customers, employees, patrons, and visitors. See, e.g., Company Initial Testimony of Carroll, Simpson, and Valianti, April 2, 2021, at Bates page 674, (referencing approximately 281 public EV charging outlets in New Hampshire). For instance, EV owners and other interested persons can use the “ChargeHub.com” informational website, which lists a number of public EV charging stations currently operating within Unitil’s electric service territory, or nearby. https://chargehub.com/en/charging-stations-map.html

These existing New Hampshire EV charging stations would compete with the parties’ proposed new, subsidized charging stations to be paid for with the subsidies proposed by the terms of the Settlement Agreement. In light of these facts, the level of cross-subsidization proposed by Section 7 of the Settlement Agreement is not reasonable or fair in light of the applicable statutory and precedential standards, and we therefore reject the proposals made within Section 7 in their entirety.

Likewise, we have reviewed the Arrearage Management Program presented in Section 9 of the Settlement Agreement, and likewise decline to approve it. Low-income programs for financially stressed customers currently exist through the Statewide Low Income Assistance Program. Further, the Company testified that it can, and does, currently negotiate payment plans for customers in arrears through its general customer service function. See Tr.-P.M. at 58–61. The Company failed to present any evidence that additional arrearage support is needed, or that such a program is likely to be effective. This proposal is unnecessary, especially in light of the approximately $440,000 in expected annual incremental costs associated with the proposal. Settlement Agreement at Subsection 9.4.

F. Motions for Confidential Treatment

RSA Chapter 91-A ensures public access to information relative to the conduct and activities of governmental agencies or “public bodies” such as the Commission. Disclosure of records may be required unless the information is exempt from disclosure under RSA 91-A:5. RSA 91-A:5, IV, exempts several categories of information, including personnel practices; confidential, commercial, or financial information; and personnel files. In each instance, the party seeking protection of the information in question has the burden of showing that a privacy interest exists, and that its interest in confidentiality outweighs the public’s interest in disclosure. Union Leader Corp. v. Town of Salem, 173 N.H. 345, 355 (2020) (citing Prof’l Firefighters of N.H. v. Local Gov’t Ctr., 159 N.H. 699, 707 (2010)). The Commission’s rules require a motion for confidential treatment to include, among other things, a “[s]pecific reference to the statutory or common law support for confidentiality” and “a detailed statement of the harm that would result from disclosure.” N.H. Code Admin. R. Puc 203.08. We then weigh benefits of disclosure to the public against the interest(s) in nondisclosure.

Unitil asserted that confidential, commercial, financial, or personnel exemptions apply to its different petition schedules or discovery responses in its April 2, 2021, Motion for Protective Order, as modified by its May 5, 2021, filing and its February 28, 2022, Motion for Protective Order. With respect to the disclosure of the confidential, commercial, or financial information, we find that Unitil has identified privacy interests, and that disclosure is likely to cause competitive harm to the Company or its business counterparties or vendors. Similarly, with respect to the personnel information, we find that the Company has identified a privacy interest and that disclosure is likely to cause competitive harm to Unitil. Finally, we agree that RSA 363:37 and RSA 363:38 protect the individual customer data and therefore requires the Commission to perform the RSA 91-A:5, IV balancing test.

Next, we consider the public interest in disclosure. We find that the information for which Unitil seeks protection is unlikely to inform the public of the Commission’s regulatory activities. On balance, the public’s interest in disclosure of this information is outweighed by the potential harm to the Company, its customers, and its business counterparties. Therefore, we grant Unitil’s Motions for a Protective Order. This ruling is subject to our ongoing authority, on our own motion, or on the motion of any party, or member of the public, to reconsider our determination, N.H. Code Admin. R. Puc 203.08(k).

G. Prospective Matters of Commission Interest

In reviewing the Company’s response to Commission Record Request RR-1-006, specifically, Attachment 1 appended to that response, we note a significant upward trend in total capital budget spending by Unitil, from $13.44 million in 2010 to $37.39 million in 2020 (the test year for this rate case) to a forecasted $41.47 million in expenditures for the year 2025. The average proportion of “Growth”-related investments to “Non-Growth”-related investments, for the 2010–2021 actual yearly data, is approximately 20 percent to 80 percent. See Attachment 1, Unitil Response to Commission Record Request RR-1-006. By contrast, the customer count of Unitil, as indicated in its response to Commission Record Request RR-1-005, has remained relatively stagnant over the last three rate cases, increasing from 70,295 customers in test year 2004–2005 to 78,878 customers in test year 2020. This trend of rapid increase in capital expenditures compared to much slower growth in customer counts is seen across other peer electric and gas utilities in New Hampshire, and gives rise to potential implications that will likely merit ongoing Commission interest and analysis in the future.

H. Rate Case Expenses

The Company’s rate case expenses will be considered for approval and recovery in a separate proceeding, after they are finalized by the Company and submitted to the Commission for our review.

Based upon the foregoing, it is hereby

ORDERED, that the Settlement Agreement regarding permanent distribution rates presented by the Settling Parties for Unitil Energy Systems, Inc.’s rates is APPROVED IN PART, subject to the exclusions and conditions delineated in this Order; and it is

FURTHER ORDERED, that Unitil Energy Systems, Inc. is hereby authorized to begin recovery of the increase to its revenue requirement of $6,326,330 in rates effective with service rendered on and after June 1, 2022, to be reconciled to temporary rates approved in Order No. 26,484 over a one-year period, from June 1, 2022, through May 31, 2023, consistent with the Settlement Agreement; and it is

FURTHER ORDERED, that Unitil Energy Systems, Inc. is hereby authorized to begin implementation of its revenue decoupling mechanism on and after June 1, 2022, consistent with the Settlement Agreement; and it is

FURTHER ORDERED, that Unitil Energy Systems, Inc. is to file a request for recovery of its rate case expenses with the Commission when its rate case expenses are finalized; and it is

FURTHER ORDERED, that Unitil Energy Systems, Inc. is authorized to file for recovery of step increases as provided in the Settlement Agreement, subject to further review, hearing, and determination by the Commission for effect on June 1, 2022 and June 1, 2023; and it is

FURTHER ORDERED, that Unitil Energy Systems, Inc. shall file all necessary documentation and reports in support of regulatory costs as noted above, and the step increases, as required by the Settlement Agreement; and it is

FURTHER ORDERED, that Unitil Energy Systems, Inc.’s Motions for Protective Order are GRANTED; and it is

FURTHER ORDERED, that Unitil Energy Systems, Inc. shall file tariffs conforming to this Order within 15 days of the date of this Order pursuant to N.H. Code Admin. Rules, Puc 1603.02(b).

By order of the Public Utilities Commission of New Hampshire this third day of May, 2022.

/s/ Daniel C. Goldner	/s/ F. Anne Ross
Daniel C. Goldner	F. Anne Ross
Chairman	Commissioner

Service List - Docket Related

Docket# : 21-030

Printed: 5/3/2022

Email Addresses

ClerksOffice@puc.nh.gov

asbury@unitil.com

Scott.T.Balise@energy.nh.gov

Jason@transformconsulting.com

Larry@transformconsulting.com

kelly@cleanenergynh.org

rburke@nhla.org

campbellm@unitil.com

matthew.deal@chargepoint.com

paul.b.dexter@energy.nh.gov

jay.e.dudley@energy.nh.gov

sdunbar@keyesfox.com

mateo@transformconsulting.com

stephen.r.eckberg@energy.nh.gov

eemerson@primmer.com

epler@unitil.com

sam@cleanenergynh.org

joseph.fontaine@des.nh.gov

fossumm@unitil.com

thomas.c.frantz@energy.nh.gov

josie.gage@oca.nh.gov

gouldingc@unitil.com

aimee@transformconsulting.com

Goksin.Kavlak@brattle.com

tklaes@blueridgecs.com

nkrakoff@clf.org

donald.m.kreis@oca.nh.gov

main@unitil.com

kevin.miller@chargepoint.com

karen.j.moran@energy.nh.gov

dmullinax@blueridgecs.com

nawazelski@unitil.com

elizabeth.r.nixon@energy.nh.gov

amanda.o.noonan@energy.nh.gov

ocalitigation@oca.nh.gov

rebecca.ohler@des.nh.gov

petersonr@unitil.com

Maureen.l.reno@oca.nh.gov

agustin.ros@brattle.com

sanem.sergici@brattle.com

chris@cleanenergynh.org

taylorp@unitil.com

stower@nhla.org

jacqueline.m.trottier@energy.nh.gov

jvanrossum@clf.org

nvijaykar@keyesfox.com

chris@pluggedinstrategies.com

MWhited@synapse-energy.com

jrw@psu.edu

craig.wright@des.nh.g